UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

Filed by Registrant	☑

Filed by Party other than Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement	☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

ECOSPHERE TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$_____ per share as determined under Rule 0-11 under the Exchange Act.
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Ecosphere Technologies, Inc.
3515 S.E. Lionel Terrace
Stuart, FL 34997
(772) 287-4846

To The Shareholders of Ecosphere Technologies, Inc.:

We are pleased to invite you to attend the annual meeting of the shareholders of Ecosphere Technologies, Inc., which will be held at 10:00 a.m. on December 15, 2011 at our headquarters facility in Stuart, Florida, at the above address, for the following purposes:

1.	To elect members to our Board of Directors;

2.	To conduct an advisory vote on executive compensation;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the appointment of our independent registered public accounting firm for 2012; and

5.	For the transaction of such other matters as may properly come before the Annual Meeting.

Ecosphere’s Board of Directors has fixed the close of business on October 20, 2011 as the record date for a determination of shareholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Shareholders to Be Held on December 15, 2011: This Proxy Statement and Form 10-K are available at: https://www.proxyvote.com/

If You Plan to Attend

Please note that space limitations make it necessary to limit attendance to shareholders. Registration and seating will begin at 9:30 a.m.  Shares can be voted at the Annual Meeting only if the holder is present in person or by valid proxy.

For admission to the Annual Meeting, each shareholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you do not plan on attending the meeting, please vote your shares via the Internet, by phone or by signing and dating the enclosed proxy and return it in the business envelope provided. Your vote is very important.

By the Order of the Board of Directors

/s/ Charles Vinick
Charles Vinick
Chairman of the Board

Dated: November 10, 2011

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by phone or by signing, dating, and returning the enclosed proxy card will save Ecosphere the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

Ecosphere Technologies, Inc.
3515 S.E. Lionel Terrace
Stuart, FL 34997
(772) 287-4846

2011 ANNUAL MEETING OF THE SHAREHOLDERS
PROXY STATEMENT

Why am I receiving these materials?

These proxy materials are being sent to the holders of shares of the voting stock of Ecosphere Technologies, Inc., a Delaware corporation (“Ecosphere” or the “Company”), in connection with the solicitation of proxies by our Board of Directors for use at the 2011 Annual Meeting of Shareholders to be held at 10:00 a.m. on December 15, 2011 at our headquarters facility at the above address in Stuart, Florida.  The proxy materials relating to the Annual Meeting are first being mailed to shareholders entitled to vote at the meeting on or about November 15, 2011. A copy of our Form 10-K for the year ended December 31, 2010 is being mailed concurrently with this Proxy Statement.

Who is Entitled to Vote?

Our Board has fixed the close of business on October 20, 2011 as the record date for a determination of shareholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof. On the record date, there were 144,641,529 shares of common stock outstanding. Each share of Ecosphere common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.  As of the record date, Ecosphere has issued no preferred stock which is entitled to vote.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Registrar and Transfer Company, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by Ecosphere.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who May Attend the Meeting?

Record holders and beneficial owners may attend the Annual Meeting. If your shares are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the record date.  Please see below for instructions on how to vote at the Annual Meeting if your shares are held in street name.

How Do I Vote?

Record Holder

1.	Vote by Internet. The website address for Internet voting is on your proxy card.
2.	Vote by phone. Call 1 (800) 690-6903 and follow the instructions on your proxy card.
3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
4.	Vote in person. Attend and vote at the Annual Meeting.

If you vote by Internet or phone, please DO NOT mail your proxy card.

Beneficial Owner (Holding Shares in Street Name)

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.	Vote by mail. Mark, date, sign and mail promptly the enclosed vote instruction form (a postage-paid envelope is provided for mailing in the United States).
3.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Annual Meeting.

Is My Vote Confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors, individuals who help with processing and counting your votes and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to Ecosphere, but how you vote will remain confidential.

What Constitutes a Quorum?

To carry on the business of the Annual Meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy.  Shares owned by Ecosphere are not considered outstanding or considered to be present at the Annual Meeting. Broker non-votes (because there are routine matters presented at the Annual Meeting) and abstentions are counted as present for the purpose of determining the existence of a quorum.

What is a broker non-vote?

If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any non-routine proposal. This vote is called a “broker non-vote.”  Broker non-votes do not count as a vote “FOR” or “AGAINST” any of the Proposals.  Because none of the Proposals require a majority of our outstanding shares to vote “FOR” approval, they do not affect the voting results for any of the Proposals.

If you are the shareholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting. If your shares are held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization may generally vote at its discretion on routine matters, but not on non-routine matters. If you sign your vote instuction form but do not provide instructions on how your broker should vote, your broker will vote your shares as recommended by our Board on any non-routine matter. See the note below and the following question and answer.

Important Rule Affecting Beneficial Owners Holding Shares In Street Name

Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

Which Proposals are Considered “Routine” or “Non-Routine”?

Except Proposal 4 and Proposal 5, all proposals are non-routine.

How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?

Proposal	Vote Required	Broker Discretionary Vote Allowed
(1) Election of Directors	Plurality of the votes cast	No
(2) To conduct an advisory vote on executive compensation	Majority of the votes cast	No
(3) To conduct an advisory vote on the frequency of future advisory votes on executive compensation	Majority of the votes cast	No
(4) To ratify the appointment of our independent registered public accounting firm for 2012	Majority of the votes cast	Yes
(5) For the transaction of such other matters as may properly come before the Annual Meeting	Majority of the votes cast	Yes

How are abstentions treated?

Abstentions only have an effect on the outcome of any matter being voted on that requires the approval based on our total voting stock outstanding. Thus, abstentions have no effect on any of the proposals.

What Are the Voting Procedures?

In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to Proposals 2, 4 and 5, you may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any of these proposals.  With regard to Proposal 3, the advisory vote on the frequency of holding future advisory votes on executive compensation, you may vote one year, two years, three years or you may abstain.  You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Corporate Secretary of Ecosphere, by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, FL 34997, Attention: Corporate Secretary.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by Ecosphere. In addition to the solicitation by mail, proxies may be solicited by our officers and regular employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.  We may hire an independent proxy solicitation firm.

What Happens if Additional Matters are Presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Charles Vinick and Adrian Goldfarb, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What is “householding” and how does it affect me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold Ecosphere stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary at: Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, (772) 287-4846.

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above. Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Do I Have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to Ecosphere shareholders with any of the proposals brought before the Annual Meeting.

Can a Shareholder Present a Proposal To Be Considered At the 2012 Annual Meeting?

If you wish to submit a proposal to be considered at the 2012 Annual Meeting, the following is required:

•              For a shareholder proposal to be considered for inclusion in Ecosphere’s Proxy Statement and proxy card for the 2012 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, our Corporate Secretary must receive the written proposal no later than July 18, 2012, which is 120 calendar days prior to the anniversary date Ecosphere’s Proxy Statement was mailed to shareholders in connection with the 2011 Annual Meeting. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored materials.

•              Our Bylaws include advance notice provisions that require shareholders desiring to recommend or nominate individuals to the Board or who wish to present a proposal at the 2012 Annual Meeting must do so in accordance with the terms of the advance notice provisions. For a shareholder proposal or a nomination that is not intended to be included in Ecosphere’s Proxy Statement and proxy card under Rule 14a-8, our Corporate Secretary must receive the written proposal no later than 90 calendar days prior to the 2012 Annual Meeting; Provided, however, that in the event that less than 100 days notice of public disclosure of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be received no later than close of business on the 10th day after public disclosure of the 2012 Annual Meeting is made.  If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. Your notice must contain the specific information set forth in our Bylaws.

•              Additionally, you must be a record holder at the time you deliver your notice to the Corporate Secretary and are entitled to vote at the 2012 Annual Meeting.

A nomination or other proposal will be disregarded if it does not comply with the above procedures. All proposals and nominations should be sent to Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, Attention: Corporate Secretary.

We reserve the right to amend our Bylaws and any change will apply to the 2012 Annual Meeting unless otherwise specified in the amendment.

The Board Recommends that Shareholders Vote “For” Proposal Nos. 1, 2, 3 (3 Years), 4 and 5.

PROPOSAL 1.  ELECTION OF DIRECTORS

The Board of Directors (the “Board”) proposes the election of the following nominees as directors:

•	Charles Vinick

•	Joe Allbaugh

•	Gene Davis

•	Michael Donn, Sr.

•	D. Stephen Keating

All of the above persons serve on our Board, have been nominated for election this year and have agreed to serve if elected.  The five persons who receive the most votes cast will be elected and will serve as directors until the next Annual Meeting of Shareholders.  If a nominee becomes unavailable for election before the Annual Meeting, the Board can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card. Furthermore, we may appoint an additional person to our Board before the Annual Meeting.  The principal occupation and certain other information about the nominees, our executive officers and key employees are set forth on the following pages.

The Board recommends a vote “For” the election of the nominated slate of directors.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to directors and executive officers of Ecosphere as of the record date:

Name	Age	Positions with Ecosphere
Directors:
Charles Vinick	64	Chairman of the Board
Joe Allbaugh	59	Director
Gene Davis	58	Director
Michael Donn, Sr.	63	Director
D. Stephen Keating	56	Director
Executive Officers:
Charles Vinick	64	Chief Executive Officer
Adrian Goldfarb	54	Chief Financial Officer
Dennis McGuire	61	Chief Technology Officer
Michael Donn, Sr.	63	Chief Operating Officer
Jacqueline McGuire	48	Senior Vice President of Administration and Secretary

Board of Director Nominees

Charles Vinick was appointed Chief Executive Officer on January 18, 2011. Prior to becoming Chief Executive Officer, Mr. Vinick was Executive Chairman effective August 1, 2010. Mr. Vinick has served as a director since August 2006 and has served as the Chairman of the Board since December 22, 2009. Until December 2010, Mr. Vinick served as Director of Business Development and Government Relations for Dehlsen Associates, a renewable energy technology development firm in Carpinteria, California. Mr. Vinick has more than 25 years of experience directing and managing non-profit organizations and programs. From June 2005 through August 2007, Mr. Vinick was the Chief Executive Officer of the Alliance to Protect Nantucket Sound. He served as Chief Executive Officer of the Foundation for Santa Barbara City College from June 2004 through May 2005 and as Vice President of Fritz Institute from October 2003 to March 2004. Mr. Vinick was Executive Vice President of the Ocean Futures Society from its founding in 1998 through September 2003. Including the Ocean Futures Society, Mr. Vinick has previously held executive positions for over 20 years with organizations headed by Jacques or Jean-Michel Cousteau. Mr. Vinick was selected as a director due to his knowledge of, and commitment to, the environmental mission of Ecosphere, his understanding of the business applications for the Ecosphere technology, and his business experience and judgment. Mr. Vinick was also selected due to his 25 years of experience in global water quality and policy issues.

Joe Allbaugh was appointed a director in October 2005. Mr. Allbaugh has been the managing member of The Allbaugh Company LLC, a strategic consulting firm, since approximately March 2003. From September 2006 to May 15, 2007, Mr. Allbaugh was the president of our subsidiary, Ecosphere Systems, Inc. Mr. Allbaugh was Director of the Federal Emergency Management Agency from February 2001 to March 2003, and in 1999 was made the National Campaign Manager of Bush-Cheney 2000. In addition, Mr. Allbaugh was Chief of Staff to President George W. Bush from 1995 through 1999 when he was Governor of Texas. Mr. Allbaugh was selected as a director because his relationships could potentially assist us in growing our business and he has administrative experience managing large organizations.

Gene Davis was appointed a director in August 2008. Since August 2, 2010, Mr. Davis has been the Vice President of Geosciences at Caerus Oil and Gas LLC, an independent oil and gas exploration and production firm headquartered in Denver, CO. From March 2008 until June 2010, Mr. Davis was employed as Vice President/General Manager of the Denver Region for NFR Energy, LLC, an independent oil and gas production company headquartered in Houston, Texas. From December 2004 to March 2008, Mr. Davis was the Geological and Geophysical Manager for the Western Business Unit of Forest Oil Corp. where he developed and implemented drilling programs in the Permian and various Rocky Mountain Basins. Mr. Davis has over 30 years of executive geoscience, asset management, and successful exploratory and development geology and geophysics experience. Mr. Davis was selected as a director because of his extensive experience in the energy business and his ability to provide valuable insight to our management.

Michael Donn, Sr. was appointed a director in March 2005 and was appointed our Chief Operating Officer on March 27, 2008. Mr. Donn has held a number of senior executive positions with us since January 2000. As part of his duties, Mr. Donn set up and coordinated our relief effort in Waveland, Mississippi following Hurricane Katrina. Mr. Donn was the Project Manager for Ecosphere’s EPA Verification testing of its Water Filtration System. From November 2006 until January 29, 2010, Mr. Donn was a director of GelTech Solutions, Inc. From 1994 to 2000, he served as President of the Miami-Dade County Fire Fighters Association, a 1,700-member employee association for which he previously served as Vice President and Treasurer beginning in 1982. His responsibilities included negotiating, lobbying at the local, state and national levels and heading the business operations for the Association. He was also Chairman of the Insurance Trust. Following Hurricane Andrew, Mr. Donn coordinated the fire fighter relief efforts for the Miami-Dade fire fighters. He is the brother of our Senior Vice President of Administration, Jacqueline McGuire, and the brother-in-law of our Chief Technology Officer, Dennis McGuire. Mr. Donn was selected as a director because of his years of experience with all aspects of Ecosphere’s business and his administrative experience in directing the firefighters union. He has remained as a director as a representative of management.

D. Stephen Keating was appointed a director in August 2008. Since December 2008, Mr. Keating has served as the Vice President of Taxes at Crocs, Inc. Mr. Keating served as the Vice President of the Worldwide Taxes for CA, Inc. from 1988 through June 2008 where Mr. Keating was the senior officer responsible for the worldwide tax, which included tax planning and strategy, tax accounting and day-to-day supervision for the U.S. and international tax departments. At CA, Inc., Mr. Keating was involved with approximately 100 mergers, acquisitions and divestitures. Additional responsibilities included negotiating with the IRS and various countries' tax authorities on audit issues and APA reports. Mr. Keating was selected as a director due to his extensive executive experience and his accounting and tax knowledge.

Executive Officers

See above for Mr. Vinick’s biography.

Adrian Goldfarb has been our Chief Financial Officer since February 11, 2008. From December 2007 until December 19, 2008, Mr. Goldfarb was the President of WSR Consulting, Inc., which we refer to as “WSR,” a consulting services company that previously provided accounting and operational management to us. From February 11, 2008 through December 20, 2008, WSR also provided Chief Financial Officer services to us and Mr. Goldfarb was a consultant. Since December 20, 2008, he has been a full-time employee and resigned from his position as President of WSR Consulting.  Mr. Goldfarb has more than 30 years’ experience in a number of different technology companies, including IBM and a subsidiary of Fujitsu.  Mr. Goldfarb was also Managing Director of WSI Europe, a division of the Weather Channel from 1998 until 2002.  From June 2002 to December 2007, Mr. Goldfarb was on the Board of Directors of MOWIS GmbH, a Weather Technology Media company. He also was interim Chief Financial Officer where he led the management team in securing seed capital, government grants and loans and bank guarantees. Mr. Goldfarb has been a director of Gelstat Corp since April 2008.  In May 2010, Mr. Goldfarb was elected a director of Information Systems Associates, Inc and is Chairman of the Audit Committee.

Dennis McGuire is our Chief Technology Officer. Mr. McGuire was appointed Chief Technology Officer on January 18, 2011 at which time he stepped down as President and Chief Executive Officer.  Mr. McGuire was appointed President and Chief Executive Officer of Ecosphere on September 28, 2005. From June 17, 2008 until November 12, 2008, Mr. McGuire was the Co-Chief Executive Officer of Ecosphere, sharing the role with Mr. Patrick Haskell. From November 12, 2008 until August 1, 2009, Mr. McGuire was the Chief Technology Officer of Ecosphere until he again became President and Chief Executive Officer.  Mr. McGuire was a founder of Ecosphere in 1998 together with his wife Jacqueline. He also is the inventor of all of our intellectual property.

See above for Mr. Donn’s biography.

Jacqueline McGuire has been our Senior Vice President of Administration since January 2001 and Secretary since our founding in 1998.  She and her husband Dennis, our Chief Technology Officer, were two of our founders.

With the exception of Michael Donn, Sr., Dennis McGuire and Jacqueline McGuire as disclosed above, there are no family relationships between any of our directors and/or executive officers.

Key Employee

The following is a key employee of Ecosphere Energy Services, LLC, which we refer to as “EES,” our majority-owned subsidiary.

Name	Age	Position(s)
Robert Cathey	35	President of EES

Robert Cathey has served as the Chief Executive Officer of EES since April 19, 2011.  Previously he was Chief Operating Officer of EES from July 2009. Mr. Cathey joined Ecosphere in December 2008 as our Vice President, Natural Gas Field Operations. He worked for Carrier Sales and Distribution from April 2007 to December 2008 as Operations Manager for their North Texas and Oklahoma business units. After graduating from the U.S. Military Academy at West Point with a degree in American Legal Systems/Systems Engineer, Mr. Cathey served in the U.S. Army from June 2001 through April 2007, rising in rank from 2nd Lieutenant to Captain.

Corporate Governance

Board Responsibilities

The Board oversees, counsels, and directs management in the long-term interest of Ecosphere and its shareholders.  The Board’s responsibilities include establishing broad corporate policies and reviewing the overall performance of Ecosphere.  The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees and Charters

The Board and its Committees meet throughout the year and act by written consent from time-to-time as appropriate.  The Board delegates various responsibilities and authority to different Board Committees.  Committees regularly report on their activities and actions to the Board.  The Board currently has and appoints the members of: the Audit Committee and the Compensation Committee.  The Audit Committee has a written charter approved by the Board.

The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation
Joe Allbaugh	✓		✓
Gene Davis	✓	✓	Chairman
Michael Donn, Sr.
D. Stephen Keating	✓	Chairman
Charles Vinick
Number of Meetings Held		4	7*

 *In addition to formal meetings, the members of our Compensation Committee had numerous informal telephone conversations, together and individually, with Mr. Charles Vinick, our Chief Executive Officer.  Until he became Executive Chairman, Mr. Vinick was a member of the Compensation Committee.

The Board held 19 meetings in 2010.  All of the directors, with the exception of Joe Allbaugh and Michael Donn, Sr., attended over 75% of the Board meetings and for Mr. Allbaugh, also Compensation Committee meetings.  Mr. Donn voluntarily excused himself from attending those Board meetings which were called for the purpose of considering the compensation of his brother-in-law, Mr. Dennis McGuire.  We do not have a policy with regard to directors’ attendance at the Annual Meeting.  Our Board has determined that Messrs. Allbaugh, Davis and Keating are independent in accordance with standards under the NYSE Amex rules.

Committees of the Board of Directors

Our Board has established two standing committees to assist it in discharging its responsibilities: the Audit Committee and the Compensation Committee.

Audit Committee

The Audit Committee’s primary role is to review our accounting policies and any issues which may arise in the course of the audit of our financial statements. The Audit Committee selects our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our independent registered public accounting firm. The Audit Committee also reviews the audit and non-audit fees of the auditors. Our Audit Committee is also responsible for certain corporate governance and legal compliance matters.  Our Audit Committee Charter was included as Annex A to our 2010 Proxy Statement filed with the Securities and Exchange Commission, which we refer to as the “SEC,” on November 12, 2010.

D. Stephen Keating, serves as chairman of the Audit Committee; Gene Davis is the other member. Our Board has determined that Mr. Keating is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Keating and Mr. Davis are independent in accordance with the NYSE Amex independence standards for audit committees.

Compensation Committee

The function of the Compensation Committee is to review and recommend the compensation and benefits payable to our officers, review general policies relating to employee compensation and benefits and administer our various stock option plans, including the 2006 Equity Incentive Plan, which we refer to as the “Plan.”  Our Chief Executive Officer recommends executive compensation to the Compensation Committee and the Compensation Committee considers his recommendation prior to recommending compensation to our Board. The members of the Compensation Committee are Gene Davis, who serves as its chairman, and Joe Allbaugh. The Compensation Committee has no authority with respect to setting compensation.  However, its recommendations have always been followed.

Nominating Committee

Ecosphere does not have a Nominating Committee. Due to the size of our Board, each director participates in the consideration of director nominees. Our Board does not have a policy, or procedures to follow, with regard to the consideration of any director candidates recommended by our shareholders.  We have never received any recommendations from shareholders and for that reason have not considered adopting any policy.

Compensation Committee Interlocks and Insider Participation

With the exception of Charles Vinick, who served as Executive Chairman, none of the members of the Compensation Committee were in 2010 or are officers or employees of Ecosphere.  Additionally, no executive officer of Ecosphere served or serves on the compensation committee or board of any company that employed or employs any member of Ecosphere’s Compensation Committee or Board.

Board Diversity

While we do not have a formal policy on diversity, the Board considers as one of the factors the diversity of the composition of our Board and the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Board seeks to attract individuals with knowledge of water recycling, the oil and gas industry, environmental solutions, and accounting and finance.

Board Structure

Ecosphere has chosen to combine the Chief Executive Officer and Board Chairman positions primarily as a result of our Chairman of the Board becoming Chief Executive Officer in January 2011.  We believe that this Board leadership structure is appropriate for Ecosphere at this time. Because we are a small company with a majority of independent directors, it is more efficient to have the leadership of the Board in the same hands as the Chief Executive Officer of Ecosphere. Having now separated the Chief Technology Officer role from that of Chief Executive Officer, we believe the current Chief Executive Officer is most familiar with, and most effectively positioned to lead both the operational aspects and the strategic aspects of our business, while overseeing governance with the Board committee structure.

Board Assessment of Risk

Our risk management function is overseen by our Board.  Through our policies, our Code of Ethics and our Board committees’ review of financial and other risks, our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect Ecosphere, and how management addresses those risks.  Mr. Vinick, our Chief Executive Officer, and Mr. Goldfarb, our Chief Financial Officer, work closely together with the Board once material risks are identified on how to best address such risk.  If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment.  The Board focuses on key risks and interfaces with management on seeking solutions.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer.  Although not required, the Code of Ethics also applies to our Board.  The Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior.  We will provide a copy of the Code of Ethics to any person without charge, upon request.  The request for a copy can be made in writing to Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, Attention: Corporate Secretary.

Shareholder Communications

Although we do not have a formal policy regarding communications with our Board, shareholders may communicate with the Board by writing to us at Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, Attention: Corporate Secretary, or by facsimile (772) 781-4778. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Director Compensation

We do not pay cash compensation to our directors for service on our Board.  Non-employee members of our Board receive automatic grants of restricted stock and stock options.  Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as Board and committee members.

2010 Director Compensation

Name (a)	Stock Awards ($)(c)(1)	Option Awards ($)(d) (1)	Total ($)(j)
George Sterner (2)	0	0	0
Joe Allbaugh	35,000	22,644	57,644
Charles Vinick (3)	50,000	32,348	82,348
D. Stephen Keating	40,000	25,878	65,878
Gene Davis	40,000	25,878	65,878
Thomas Wolfe (2)	0	45,287	45,287
———————
(1)           This represents the fair value of the award as of the grant date in accordance with FASB ASC Topic 718.  These amounts represent awards that are paid in shares of common stock or options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors.
(2)           Resigned in 2010.
(3)           Mr. Vinick’s compensation for service as a director is also included in the Summary Compensation Table

Automatic Board Grants

Initial Grants

On the date on which a non-employee director (or director advisor) is first elected or appointed, whether elected by shareholders or appointed by the Board to fill a Board vacancy, the director receives an automatic grant of restricted stock and options with the number of shares and options based upon Fair Market Value as defined in the Plan.

	Options	Restricted Stock
Initial appointment as Chairman of the Board	$75,000	$75,000
Initial election or appointment of a non-employee director	$40,000	$40,000
Initial appointment as a director advisor	$15,000	$10,000

Annual Grants and Other Grants

On July 1st of each year, each non-employee director (or director advisor) receives an automatic grant of restricted stock and options with the number of shares and options based upon Fair Market Value (as defined in the Plan). The directors are entitled to elect to take their entire grant in options.

	Options	Restricted Stock

Chairman of the Board	$40,000	$40,000
Non-employee Director	$25,000	$25,000
Director advisor	$10,000	$5,000
Initial appointment of, and annual grant to, a non-employee director serving as Lead Director or Chairman of the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$15,000	$15,000
Initial appointment of, and annual grant to, a non-employee director serving on the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$10,000	$10,000

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC reports of ownership of Ecosphere’s securities and changes in reported ownership. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish Ecosphere with copies of all Section 16(a) reports they file.  Based solely on a review of the reports furnished to us, or written representations from the individuals that all reportable transactions were reported, we believe that during 2010, our officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a); except that one report, covering a total of four transactions, was filed late by Mr. Michael Donn, Sr.  This late filing was as a result of a failure by our EDGAR printer to file the report after being instructed to do so by the reporting person.  The Form 4 was filed the next day.

Review, Approval or Ratification of Related Person Transactions

Ecosphere’s Code of Ethics requires that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of Ecosphere.  In addition, pursuant to its written charter, the Audit Committee considers and approves or disapproves any related person transaction as defined under Item 404 of Regulation S-K promulgated by the SEC, after examining each such transaction for potential conflicts of interest and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented.

Related Person Transactions

Messrs. Patrick Haskell, a former director and executive officer, and Michael Furman, our former Executive Vice President, each lent us $100,000 and Mr. D. Stephen Keating, a director, lent us $180,000 and received convertible notes and warrants as part of our 2008 private placements. The terms of their investment were the same as provided to other unaffiliated investors. Since January 2008, Messrs. Haskell, Furman and Keating lent us $750,000, $400,000 and $230,000, respectively. Messrs. Furman, Keating and Haskell converted their remaining notes at $0.36 per share in March 2010.  In June 2010, Mr. Dennis and Mrs. Jacqueline McGuire lent Ecosphere $25,000 interest free for working capital which was repaid. In addition, Ecosphere’s Chief Financial Officer, Adrian Goldfarb, lent Ecosphere $25,000 interest free all of which was repaid in 2010. In June 2010, Ecosphere’s Chief Operating Officer, Michael Donn, Sr., lent Ecosphere $130,000 interest free all of which was repaid by Ecosphere. In July 2010, Mr. and Mrs. McGuire loaned Ecosphere $25,000 interest free all of which has been repaid.

Beginning in November, 2010, we ceased paying compensation to our management on a regular basis. The following chart reflects the amounts due at December 31, 2010 and as of October 31, 2011.

Name	December 31, 2010	October 31, 2011
Dennis McGuire	$135,049	$-
Charles Vinick	$51,562	$-
Michael Donn, Sr.	$10,817	$-
Jacqueline McGuire	$—	$-
Adrian Goldfarb	$19,471	$-

As of January 1, 2009, Ecosphere owed Vice-Admiral George Sterner, a former director, $335,714 representing a loan and commissions due from 2005. In 2009, Ecosphere paid Vice-Admiral Sterner $50,000 and in December 2009, he agreed to accept quarterly payments of $25,000.  In May 2011, Ecosphere issued Vice-Admiral Sterner a note and agreed to pay him $17,025 a quarter through December 31, 2015.  As of the date of this Proxy Statement, there was a balance of $306,350 due on this loan.

Jacqueline McGuire and Michael Donn, Sr., are the wife and brother-in-law of Mr. Dennis McGuire, our Chief Technology Officer. We also employ four other members of their families including two of Mr. and Mrs. McGuire’s children. We believe that based upon the services we receive from these related parties the compensation is fair to us.

Beneficial Ownership Table

The following table sets forth the number of shares of Ecosphere’s common stock beneficially owned as of the record date by (i) those persons known by Ecosphere to be owners of more than 5% of our common stock, (ii) each director, (iii) each Named Executive Officer (as provided for in the Summary Compensation Table below) and (iv) all executive officers and directors as a group.  Unless otherwise noted in the footnotes below, the address of the shareholder is c/o Ecosphere Technologies, Inc. 3515 S.E. Lionel Terrace, Stuart, FL 34997.

Title of Class	Name of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class (1)

Common Stock	Dennis and Jacqueline McGuire (2)	32,549,924	18.7%

Common Stock	Adrian Goldfarb (3)	2,158,333	1.5%

Common Stock	Charles Vinick (4)	1,776,016	1.2%

Common Stock	Michael Donn, Sr. (5)	2,516,614	1.7%

Common Stock	Aaron Horn(6)	550,000	*

Common Stock	Joe Allbaugh (7)	869,201	*

Common Stock	Gene Davis (8)	415,706	*

Common Stock	D. Stephen Keating (9)	1,674,930	1.2%

Common Stock	All directors and executive officers as a group (8 persons)	42,561,724	23.6%

5% Shareholder

Common Stock	Kevin Grady (10)	8,149,010	5.6%
———————
*         Less than 1%

(1)
Applicable percentages are based on 144,641,529 shares outstanding as of October 20, 2011 adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. These shares are also included in the shareholders beneficial ownership. The table does not include unvested options. Unless otherwise indicated in the footnotes to this table, Ecosphere believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)
Includes 28,572,417 shares issuable upon the exercise of vested options owned by Mr. McGuire and 829,688 shares issuable upon the exercise of vested options owned by Mrs. McGuire. Mr. McGuire disclaims beneficial ownership of the securities held solely in Mrs. McGuire’s name and Mrs. McGuire disclaims beneficial ownership of the securities held solely in Mr. McGuire’s name, and this disclosure shall not be deemed an admission that either is the beneficial owner of the other’s securities solely held in that person’s name for any purpose. Both Mr. and Mrs. McGuire are executive officers.

(3)	Mr. Goldfarb is an executive officer. Includes 2,058,333 shares of common stock issuable upon the exercise of vested options.
(4)	Mr. Vinick is a director and an executive officer. Includes 1,220,820 shares of common stock issuable upon the exercise of vested options.
(5)	Mr. Donn is a director and an executive officer. Includes 2,295,042 shares of common stock issuable upon the exercise of vested options.
(6)	Mr. Horn resigned on April 18, 2011.
(7)	Mr. Allbaugh is a director. Includes 345,488 shares of common stock issuable upon the exercise of vested options.
(8)	Mr. Davis is a director. Includes 312,020 shares of common stock issuable upon the exercise of vested options.
(9)	Mr. Keating is a director. Includes 290,952 shares of common stock issuable upon the exercise of vested options.
(10)	Mr. Grady is an employee. Includes 1,425,000 shares of common stock issuable upon the exercise of vested options.

Equity Compensation Plan Information

The following chart reflects the number of awards granted under equity compensation plans approved and not approved by shareholders and the weighted average exercise price for such plans as of December 31, 2010.

Name Of Plan	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2000 Long Term Incentive Program and 2003 Equity Incentive Plan (2)	175,500	$0.91	3,824,500
2003 Stock Option Plan for Outside Directors and Advisory Board Members (2)	1,439,000	$0.79	2,197,000
2006 Equity Incentive Plan	10,116,306	$0.53	0	(3)
Equity compensation plans not approved by security holders (4)	45,073,176	$0.53	N/A

Total	56,803,982	$0.54	N/A
———————

(1)	Consists of stock options.
(2)	Ecosphere does not intend to issue options under these plans in the future. The 2000 Long Term Incentive Program has expired.
(3)	The Plan was approved by our shareholders at our 2008 annual meeting held on November 13, 2008. Initially, we were authorized to issue a total of 10,000,000 shares under the Plan. On April 21, 2010, our Board amended the Plan to increase the authorized shares under the Plan to 25,000,000 which includes restricted stock, options, restricted stock units and stock appreciation rights. Because Ecosphere has issued shares of restricted stock, the number of securities available for grant has been reduced.
(4)	Represents outstanding options which have been granted in conjunction with directors and employee compensation and consulting arrangements. These options vest over a three year period and are generally exercisable over periods ranging from five to 10 years. The exercise price of the options granted ranges from $0.15 to $3.00 per share. Includes 33,115,414 options issued to current and former executive officers, with exercise prices between $0.15 and $1.01 and expiring through April, 2015.

EXECUTIVE COMPENSATION
 Compensation Discussion and Analysis

Overview

Ecosphere’s Vision

Ecosphere Technologies, Inc. is a diversified water engineering, technology licensing and environmental services company that designs, develops and manufactures wastewater treatment solutions for industrial markets. The Company provides environmental services and technologies for use in large-scale and sustainable applications across industries, nations and ecosystems. Ecosphere is driving clean water innovation with its patented Ozonix® advanced oxidation technologies and its mobile, low maintenance water treatment systems. Ecosphere's patented Ozonix® technology is a high volume, advanced oxidation process designed to recycle water while reducing liquid chemicals used during water treatment applications.

Ecosphere’s first successful intellectual property commercialization project was a patented coatings removal process that removed paint from large ships in the heavy marine industry. This important transformational environmentally friendly technology was invented, designed, and commercialized by our founder, Mr. Dennis McGuire, and is presently being used by some of the world’s most prestigious ship repair facilities.

Prior to our sale of that technology to a private equity firm in 2007, our founder and Chief Technology Officer, Mr. Dennis McGuire, invented and patented our Ecosphere Ozonix® advanced oxidation process designed to recycle high volumes of water while eliminating the need for toxic chemicals used during hydraulic fracturing operations in the natural gas exploration industry.  With this innovative technology, Ecosphere has now treated over 900 million gallons of water on over 375 wells, increasing our revenue approximately 10 times in three years.  Since 2009, Ecosphere’s revenue has been primarily generated by providing our patented Ozonix® technology to natural gas exploration companies to be used during hydraulic fracturing operations.  Our technology has recently been used to provide the same service on oil wells in South Texas.  Beginning with the third quarter of 2011, Ecosphere began generating revenue from the sale of Ozonix® EF80 units.  Our Ozonix® technology has the potential to be applied across numerous industries that are challenged by bacteria growth corrosion and fouling caused by microbiologically induced corrosion and fouling that occurs as a result of bacteria and biofilm of growth in industrial waste waters.  Potential applications include the mining industry, agricultural industry, food processing industry, pulp and paper industry, coal energy industry, nuclear power industry, refineries, municipal waste water plants, chemical plants and other industrial processes.

Following the business model described above, during 2010-2011, we received four U.S. patents for our Ozonix® technology under the Obama Administration’s green tech fast track patent program. Ecosphere has provided direct water treatment services to oil and gas exploration companies through 2011 to demonstrate proof of concept and generated significant revenue from commercialization of the Ozonix® technology. Additionally, in 2011 Ecosphere licensed Hydrozonix, LLC, which we refer to as "Hydrozonix," as the exclusive operator and value-added reseller of the patented Ozonix® technology to treat and recycle waters used in the production of oil and gas in the U.S. onshore markets.  Ecosphere’s latest Ozonix® equipment, the EF80, has already been deployed by Hydrozonix in both the natural gas and oil exploration industries and is presently generating revenues for Hydrozonix.

2009-2011 Growth

After we sold our ship stripping business in 2007, our operating revenues were not material.  Prior to closing the sale, Mr. McGuire had invented and developed our Ozonix® technology. Following the Ecosphere business model, multiple versions of the Ozonix® technology have been developed. Patent applications and awards, proof of concept, commercialization and licensing have followed.

The summary financial information taken from our audited financial statements (and the unaudited financial statements for the nine months ended September 30, 2011 and 2010) reflect the substantial growth in revenue, improved cash flow and reduction in indebtedness, all directly related to the development and commercialization of the patented and proprietary Ozonix® technology.  In the quarter ended September 30, 2011, we delivered the initial two EF80 units to Hydrozonix and received a purchase order for two additional units which we expect to deliver late in the fourth quarter of 2011.  The impact of the equipment sales and licensing fees as well as improved service revenue in the quarter ended September 30, 2011 has had a substantial improvement in our financial condition and we expect with the delivery of the next two units in the fourth quarter this improvement will continue.

Revenue (in '000s)	Total	Segments
Year Ended 2009	$1,760
Year Ended 2010	$8,964
First 9 months 2010	$6,428
Field Services		$6,428
Machine Sales/Licensing		-

First 9 months 2011	$12,803
Field Services		$7,158
Machine Sales/Licensing		$5,645

Operating Cash Flow
Generated/(Used in)
Year Ended 2009	$(4,342)
Year Ended 2010	$(1,267)
First 9 months 2010	$(1,103)
First 9 months 2011	$99

Debt
December 31 2009	$5,646
December 31, 2010	$3,206
September 30, 2010	$3,209
September 30, 2011	$3,931

Earnings Per Share
Year Ended 2009	$(0.19)
Year Ended 2010	$(0.17)
First 9 months 2010	$(0.15)
First 9 months 2011	$(0.05)

The above financial data individually and as a whole reflect the substantial improvement in our financial condition and prospects resulting primarily from the cutting edge technology invented and developed by Mr. McGuire and the key commercial agreements we entered into as a result of Mr. McGuire’s efforts. In addition, Mr. McGuire is directly involved in every step of the technology development and delivery process from design through component specification and manufacturing to sales, testing and delivery. Mr. McGuire’s responsibilities involve the management of the outsourcing and contracting with the major component suppliers of the Ozonix® technology.  Mr. McGuire has made extremely valuable contributions overseeing the entire design, development and manufacturing process of the EF80 units which we were required to build to exacting technical standards mandated by our written agreement with Hydrozonix.

Dennis McGuire’s Role with Ecosphere

Dennis McGuire and his wife Jacqueline McGuire, our Senior Vice President of Administration, founded Ecosphere in 1998.  Since September 2005, Mr. McGuire has either been our Chief Executive Officer, Co-Chief Executive Officer or Chief Technology Officer as evidenced from the chart below.

Date	Title
January 18, 2011 to Date	Chief Technology Officer
January 12, 2008 to August 1, 2009	Chief Technology Officer
August 1, 2009 to January 18, 2011	Chief Executive Officer
June 17, 2008 to November 12, 2008	Co-Chief Executive Officer
September 29, 2005 to June 17, 2008	Chief Executive Officer

Changes to Dennis McGuire’s Compensation Package

In 2008, following our raising of capital, our Board appointed Mr. McGuire and Mr. Patrick Haskell as Co-Chief Executive Officers.  Concurrently, the Board approved the compensation package for Mr. Haskell and a new package for Mr. McGuire whose prior agreement had expired.  Under this arrangement, approved by the Board in 2008, Mr. McGuire received an annual salary of $325,000 increasing to $400,000 on January 1, 2009.  He also received 3,300,000 stock options at fair market value with vesting subject to both performance and time-based vesting requirements and was eligible to receive performance bonuses based upon meeting a number of milestones.  All stock options referred to in this Proxy Statement were issued at fair market value at the time of each grant.  In addition, our Board agreed to pay Mr. McGuire a commission of 3% revenues if any of three performance milestones were met.

In early 2009, as the impact of the worst economic period since the Great Depression was being felt, Mr. McGuire recognized that expenses needed to be reduced with our Ozonix® technology then being introduced. He initiated a reduction in his compensation and spearheaded the closing of Ecosphere’s New York office. He was supported by our Board in all respects.  In January 2011, our Board again modified Mr. McGuire’s compensation arrangement in order to better align his compensation with improvements in operating performance.

Charles Vinick Becomes Executive Chairman and then Chief Executive Officer

As the Board saw its business prospects brightening, it recognized that Mr. McGuire’s fundamental strengths were technology based and his corporate involvement should be focused specifically to this role.  In order to provide executive leadership for Ecosphere and accommodate Mr. McGuire’s growing role in technology development and manufacturing, the Board approached Mr. Charles Vinick, then Chairman of our Board, and proposed that he join Ecosphere in the role of Executive Chairman.  Mr. Vinick had been director since 2006 and had an extensive background in providing environmental solutions as an advisor to the Cousteau Family as well as a renewable energy development consultant to industry.  He agreed to the Board’s proposal and effective August 12, 2010, Mr. Vinick became Executive Chairman.  Once the Hydrozonix transaction began to evolve in late 2010 and in January 2011, the Board of Directors appointed Mr. Vinick as Chief Executive Officer effective January 18, 2011.

Compensation Philosophy

We believe there are three overriding factors that must underscore the compensation that we pay our executive officers.  The compensation package must be (i) fair; (ii) competitive with other smallcap or microcap issuers that have similar potential and risk; and (iii) provide incentive to motivate our executive officers to produce exceptional shareholder value.

We believe that central to our future success is our ability to attract, retain and motivate individuals with exceptional talent who are passionate about our corporate mission and achieving the profitable long-term growth of our business.  We believe that our compensation programs provide the proper incentive for high performance by linking compensation to the success of Ecosphere in a transparent and easily understood manner while, at the same time, properly balancing the risk-reward ratio of the various elements of our compensation programs.  The primary tools used by the Board include annual base salary, short-term (cash) incentive compensation and long-term (stock options) incentive compensation.

The following compensation philosophy is the framework upon which we have and will base all compensation decisions for our executives and other employees.

Item	Components	Comments

Base Salary	Annual base salary.	Rewards individual performance and may vary based upon Ecosphere’s performance.
Annual Bonus	Cash reward paid to executives on an annual basis where appropriate.
Should be based upon meeting pre-determined metrics based upon overall company performance as well as individual performance.  However, also permits the Board to award discretionary bonuses based on unique circumstances.

Equity and Other Incentives	Generally provide for long-term incentives that may provide value over multi-year period; now 100% stock options except for unique compensation payable to Dennis McGuire.	Rewards executives for Ecosphere’s stock price appreciation. Options are viewed as the best fit for a high-growth company.
Total Direct Compensation	Base salary plus annual bonus plus long-term incentives.
Benefits	Health insurance and other non-cash benefits.	Except for life insurance provided to Dennis McGuire generally broad-based benefits including participation in a 401-k plan that applies to all employees.

We believe that base salary should provide a secure base of compensation that is competitive in the marketplace.  We intend to design the annual bonus and long-term incentives to link the incentive compensation of our key executives, including our named executive officers, with both the annual and long-term success of Ecosphere.  The annual incentives will link compensation with company-wide and individual targets to motivate our employees, including our named executive officers, to meet short-term goals.  The long-term equity incentives link compensation to the long-term growth and success of Ecosphere as measured by what we hope will be appreciation in our stock price.  We believe that this bifurcation of linkage properly balances short-term and long-term incentives.  By providing substantial potential benefits from annual bonuses and stock appreciation, we believe we help align our executives’ interest with our shareholders’ interest and motivate our executives to drive profitable growth of our business in an appropriate manner. Although competitive compensation is a factor, we did not engage in benchmarking. Nonetheless, our Compensation Committee was cognizant of compensation paid by similarly-sized small companies. Because of the value of the patents and other intellectual property invented by Mr. McGuire, we felt it was not important to engage in benchmarking.

Dennis McGuire’s Unique Role

Since founding Ecosphere in 1998, Mr. Dennis McGuire has invented all of our technologies. His inventions have fueled our corporate goals and visions.

In addition to being the principal inventor of all of our technologies, Mr. McGuire has been our principal salesman.  It was his vision and drive as well as financial support that permitted Ecosphere to continue in operations when the Company was periodically faced with substantial cash flow difficulties.  In 2004 Mr. McGuire and his wife loaned $1 million which they later converted to common stock at $1.00 per share.  Thereafter, from time to time, Mr. and Mrs. McGuire made interim loans to us to permit Ecosphere to sustain its operations.  In 2006, Mr. McGuire together with members of the senior management team agreed to a substantial reduction in compensation and from time to time when we could not meet payroll, Mr. McGuire and other senior officers simply deferred receipt of their salaries.

Mr. McGuire invented cutting-edge technology, the innovative Ozonix® technology, that has significant potential to provide economic and environmental benefits.  As a result of those inventions, Ecosphere is now poised for significant future growth.

This Ozonix® technology has been validated in both the gas and oil drilling industries and is currently being commercialized by Hydrozonix as an exclusive licensee in the United States onshore.  Furthermore, because of its broad potential to treat wastewater across a wide spectrum of industries in a cost effective and environmentally safe manner, we are currently seeking partners to assist us to broaden the usage of our Ozonix® technology outside the gas and oil exploration industries as well as outside Hydrozonix’ exclusive territory.

In order to be able to convince a company like Hydrozonix to invest substantially in marketing and deploying our Ozonix® technology, we had to first prove that it was commercially viable.  We did so by securing two long-term contracts with two major energy exploration companies.  Like every other commercial agreement we entered into over our 13-year history, the agreements with these two energy companies came about from Mr. McGuire’s efforts as our chief salesman and business development person due to his unique knowledge of the process he invented and pioneered in the oil and gas industries.  Ultimately the Hydrozonix licensing agreement arose as a result of Mr. McGuire’s efforts, although our Chief Executive Officer and other senior executive officers played an important role in negotiating and finalizing that agreement with Hydrozonix.

Role of Our Compensation Committee

Our Compensation Committee has taken a very active role in negotiating the compensation of our Chief Executive Officers and in negotiating Mr. McGuire’s compensation arrangements, in all of the roles he has had.  All of the compensation decisions made by our Board were first approved and recommended by the Compensation Committee.

Factors Used by Compensation Committee and Board of Directors in Determining McGuire Compensation Packages as well as Other Executives

In establishing executive compensation, our Compensation Committee and our Board have both relied upon the compensation philosophy expressed above in this Compensation Discussion and Analysis.  Mr. McGuire’s 2010 and 2011 compensation arrangements were in part based upon concern that he was in many respects a highly valued executive officer due in part to his unique inventor/entrepreneurial skills and the absence of financial stability which at the time of the awards would have made it extraordinarily difficult to recruit a replacement.  In late 2010, the Hydrozonix transaction was in its infancy, although we believed that we would ultimately reach an agreement with them.  Both our Compensation Committee and Board believed that without Mr. McGuire’s full commitment the Hydrozonix transaction would not be consummated.  While our Chief Executive Officer, Mr. Charles Vinick, and our Chief Financial Officer, Mr. Adrian Goldfarb, played an important role in negotiating the ultimate legal agreement with Hydrozonix, Mr. McGuire played a fundamentally important role in developing the initial business relationship, selling the Hydrozonix’ principals on the value and capabilities of the technology, and negotiating the technological aspects of that agreement that led to the completion of the due diligence of the Ozonix® technology by Hydrozonix and the final signature on the agreement.

In establishing executive compensation for Mr. Vinick, our Compensation Committee and Board noted the 2011 compensation package it had negotiated for Mr. McGuire in late 2010.

Description of Named Executive Officer Compensation

2011 Dennis McGuire’s Compensation Arrangement

With his two-year compensation arrangement expiring in April 2011, our Compensation Committee in late 2010 again reviewed Mr. McGuire’s efforts and critical role in our operations.  Because it felt that the 3% of revenues he was receiving was not necessarily tied to any operating successes, it sought to keep Mr. McGuire’s future compensation keyed to appropriate performance standards while at the same time recognizing his role as the inventor of all of our technology.  As the discussions were ensuing, the Compensation Committee and the Board were both aware of the fact that negotiations were proceeding with the principals of Hydrozonix relating to a transaction which was expected to result in a significant and positive benefit to Ecosphere.  This culminated in our executing the Hydrozonix agreement in March 2011.

Accordingly, on January 2, 2011 our Board awarded Mr. McGuire a new compensation package consisting of a base salary, an annual performance bonus, a special performance bonus and an additional long-term incentive in recognition of his unique role as principal inventor of Ecosphere’s technology and his role in bringing about the Hydrozonix agreement

•
Base Salary.  Mr. McGuire’s annual base salary was set at $250,000 increasing to $450,000 when Hydrozonix commenced paying Ecosphere an overhead fee with the proviso that if the initial two Ozonix® units were not accepted by Hydrozonix, the annual salary would revert back to $250,000.  The overhead fee was paid in March and the salary increased accordingly.  The initial two units were manufactured and were accepted by Hydrozonix in September 2011.

•	Annual Performance Bonus. The Board agreed to set annual performance targets of three levels with the middle level, if met equal to 75% of base salary. No targets were set for 2011.

•
Special Performance Bonus.  We agreed to pay Mr. McGuire 4% of the funds received by Ecosphere (including any wholly-owned subsidiary) from the sale of all or substantially all of our assets or licensing of technology invented by Mr. McGuire.

•
Long-Term Incentive Bonus.  We agreed to pay Mr. McGuire 4% of the manufacturing fees (exclusive of direct manufacturing costs and labor), 4% of the license fees, and 4% of the royalties, payable upon receipt of funds by ETI or EES from Hydrozonix. This bonus shall continue as long as we receive payments notwithstanding the fact that Mr. McGuire may no longer be employed by us.

•
Stock Option Grant.  We granted Mr. McGuire 9,000,000 non-qualified options with 3,000,000 options vesting upon execution of the Hydrozonix agreement and the balance semi-annually over a three-year term. If Hydrozonix increases its order of EF80s to double the amount anticipated or 32 units, all options shall be vested.

In November 2011, we modified the Long-Term Incentive Bonus to clarify that Mr. McGuire shall receive 4% of the Hydrozonix manufacturing and licensing fees and clarify that all parts of this Hydrozonix bonus are based upon payments to Ecosphere and/or EES.  The clarification arose to resolve a difference between a Term Sheet Mr. McGuire executed and the January Board Resolution.  The November Resolution was recommended by our Compensation Committee and passed by our Board.

2010 Dennis McGuire’s Compensation Arrangement

In May 2009, our Board amended the compensation arrangement with Mr. McGuire after he approached the Compensation Committee and asked it to review a new compensation structure with a substantially reduced base salary which would assist our cost-cutting measures.  Upon recommendation of the Compensation Committee, our Board approved a new compensation arrangement for a two-year term beginning May 1, 2009. The details are provided at page 32 of this Proxy Statement.

2011 Charles Vinick’s Compensation Arrangement

Mr. Vinick became our Chief Executive Officer effective January 18, 2011 and began receiving an increase in his base compensation.  The details are provided at page 33 of this Proxy Statement.

2010 Charles Vinick’s Compensation Arrangement

Effective August 12, 2010, Mr. Vinick became Executive Chairman and a full-time employee.  His compensation as an Executive Chairman is described at page 33 of this Proxy Statement.

Other Named Executive Officers

The other named executive officers are the three additional executives listed in the Summary Compensation Table.  They are Mr. Michael R. Donn, Sr., our Chief Operating Officer, Mr. Adrian Goldfarb, our Chief Financial Officer, and Mr. Aaron Horn who was President of EES until the Spring of 2011 when he resigned to become an employee of Hydrozonix.  The details of their compensation arrangements are provided beginning at page 34 of this Proxy Statement.

Report of Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and based on such review and discussion has recommended to our Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee Gene Davis, Chairman Joe Allbaugh

Summary Compensation Table – 2010, 2009 and 2008

The following information relates to the compensation for 2010, 2009 and 2008 to each person serving as Chief Executive Officer and Chief Financial Officer during 2010, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of 2010 whose compensation exceeded $100,000, which we refer to as “Named Executive Officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)		Restricted Stock Awards ($)(e)	Option Awards ($)(f)(1)		Non-Equity Incentive Plan Compensation ($)(g)		All Other Compensation ($)(i)		Total ($)(j)
Dennis McGuire	2010	325,000	-		-	3,828,398	(3)	151,736	(4)	27,012	(4)	4,332,146
Chief Executive Officer (2)	2009	250,000	250,000	(5)	-	1,221,599	(6)	92,916	(4)	13,506	(4)	1,828,021
	2008	306,561	-		37,000	2,558,017		-		-		2,901,578

Charles Vinick (7)	2010	51,563	-		-	676,724	(7)	-		-		728,287
Executive Chairman	2009	-	-		75,000	112,253		-		-		187,253
	2008	-	-		43,923	27,166		-		-		71,089

Adrian Goldfarb	2010	141,815	-		-	151,955	(8)	-		5,673	(4)	299,443
Chief Financial Officer	2009	142,531	5,000	(9)	-	432,108	(10)	-		4,476	(4)	584,115
	2008	86,631	-		-	277,341		-		-		363,972

Michael Donn, Sr.	2010	129,807	-		-	289,251		-		3,894	(4)	422,952
Chief Operating Officer	2009	160,854	5,000		-	64,250		-		5,026	(4)	235,130
	2008	212,143	-		29,600	170,357		-		6,364	(4)	418,464

Aaron Horn	2010	125,000	-		-	17,591		-		-		142,591
Former Chief Executive Officer of EES	2009	43,786	5,000		-	154,926		-		-		202,712

(1)
The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the SEC disclosure rules.   These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the Named Executive Officers. Please note that the total compensation listed for any officer or director in a particular year does not necessarily  represent what the executive may realize in cash earnings during that period.  Equity compensation is variable and depends on both the stock price and the exercise price of options.  In some cases the executive may receive no compensation where options are either "under water" or expire "under water".  In some cases, the executive may owe taxes on the grant ahead of any realization of gains in cash.  The amounts listed for options are estimates of the value based on a number of inputs to the Black Scholes model and are purely for the basis of accounting for the expense of the equity.

(2)	Mr. McGuire was the Chief Executive Officer until January 18, 2011.

(3)	In April 2010, Mr. McGuire was granted 6,000,000 stock options exercisable at $1.01 per share. See Employment Arrangements for a description of this option grant.

(4)
The amount in the Non-Equity Incentive Compensation Plan column represents cash payments for commissions and the amounts in the All Other Compensation column represent 401-(k) contributions and also for Mr. McGuire include life insurance premiums.

(5)	Represents cash bonuses paid in 2009.

(6)
In July 2009, Mr. McGuire was granted 2,500,000 stock options exercisable at $0.49 per share vesting annually over a three year period (with the first vesting date being July 1, 2010).  In December 2009, Mr. McGuire was granted 1,500,000 stock options exercisable at $0.43 per share which have vested.

(7)
Mr. Vinick served as Executive Chairman until January 18, 2011 when he was appointed Chief Executive Officer.  In August 2010, Mr. Vinick was granted 1,000,000 stock options exercisable at $0.82 per share for service as Executive Chairman.   In January 2011, 250,000 of these options vested and the balance were cancelled at Mr. Vinick's request.  See Employment Arrangements for a description of this option. See the Director Compensation Table.  Does not include travel and related expenses of approximately $8,600 paid on behalf of Mr. Vinick. Includes  compensation for service as a director.

(8)	In December 2010, Mr. Goldfarb was granted 500,000 stock options exercisable at $0.48 per share. See Employment Arrangements for a description of this option grant.

(9)	Represents cash bonus paid in December 2009.

(10)
In July 2009, Mr. Goldfarb was granted 1,100,000 stock options exercisable at $0.49 per share vesting annually over a three year period (with the first vesting date being July 1, 2010).  In December 2009, Mr. Goldfarb was granted 250,000 stock options exercisable at $0.43 per share which have vested.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table provides information about equity-awards granted to each Named Executive Officer that received awards in 2010.  This information supplements the information provided in the Summary Compensation Table above.

		All Other	All Other
		Stock	Option			Grant
		Awards:	Awards:		Exercise	Date Fair
		Number of	Number of		or Base	Value of
		Shares of	Securities		Price of	Stock and
	Grant	Stock or	Underlying		Option	Option
Name	Date (1)	Units	Options (2)		Awards	Awards (3)

Dennis McGuire	4/21/10		6,000,000	(4)	$1.01	$3,828,398

Adrian Goldfarb	12/23/10		250,000	(5)	$0.48	$73,295
	12/23/10		250,000	(5)	$0.48	$78,660

Charles Vinick	7/1/10		40,323	(5)	$1.24	$32,348
	8/12/10		250,000	(4)	$0.82	$148,594

Michael Donn, Sr.	12/23/10		500,000	(4)	$0.48	$157,320
	12/23/10		450,000	(5)	$0.48	$131,931
Aaron Horn	N/A		0		0	0

(1)	The grant date of an option award is the date that the Board fixes as the date the recipient is entitled to receive the award and, for 2010, is the date the Board approved the award.

(2)	All of these grants were stock options.

(3)
These amounts do not reflect the actual economic value realized by the Named Executive Officer. In accordance with SEC rules, this column represents the grant date fair value of each equity award.  The grant date fair value is generally the amount Ecosphere would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

(4)	Granted outside of the Plan.

(5)	Granted under the Plan.

Employment Arrangements

Described below are the compensation packages our Board approved for our executive officers.  The compensation arrangements were approved by our Board based upon the recommendation of our Compensation Committee, which conducted a thorough review over an extensive period of time.

Dennis McGuire

Effective June 17, 2008, our Board approved a new compensation package for our Chief Technology Officer, Dennis McGuire, who was Co-Chief Executive Officer on that date. Mr. McGuire received an annual base salary of $325,000 per year which would have increased to $400,000 upon the achievement of a specific milestone or event. As part of our cost cutting measures, on May 5, 2009, Mr. McGuire agreed to a reduced base salary of $250,000 per year and was entitled to receive a bonus of 3% of Ecosphere’s revenues from operations. On April 21, 2010, in conjunction with the negotiation of a new compensation package, our Board granted Mr. McGuire, 6,000,000 stock options exercisable at $1.01 per share. Of these options: (i) 2,000,000 were fully vested and (ii)  666,667 were to vest semi-annually  each June 30 and December 31, through June 30, 2013 in installments of 666,667, subject to remaining as an employee on each applicable vesting date. The vesting will accelerate (i) with 2,000,000 options vesting if Ecosphere recognizes $10 million of revenue from a new contract (and all vest with $20 million of revenues from a new contract), (ii) if there is a sale of Ecosphere or any subsidiary or division (including the sale of all or substantially all of the assets in a transaction requiring shareholder approval), or (iii) if there is a sale of licensing of certain patents. With the signing of the Hydrozonix Agreement, all of these 6,000,000 options vested. For (ii) or (iii) above, generally, the transaction must provide at least $25 million to Ecosphere. Effective July 21, 2009, we began paying the premiums on a life insurance policy covering the life of Mr. McGuire.

In January 2011, our Board approved a new employment arrangement for Mr. McGuire.  His salary of $250,000 per year increased to $450,000 in March 2011, upon Ecosphere receiving an overhead fee from the Hyrdozinix, LLC.

Mr. McGuire is eligible to receive a performance bonus.  The Board will annually establish performance targets consisting of three levels and if met, pay Mr. McGuire a bonus with the middle level equal to 75% of base salary in effect on December 31st and the other two percentages to be established by the Board.  No targets were set for 2011.

During the term of Mr. McGuire’s employment with Ecosphere, upon the sale of all or substantially all the assets not in the ordinary course of business and/or the licensing of technology in which Mr. McGuire was an inventor, Ecosphere shall pay Mr. McGuire a bonus equal to 4% of the total compensation received by Ecosphere (which includes wholly-owned subsidiaries) for these transactions.  The payment shall continue as long as Ecosphere receives payments.

In connection with the Hydrozonix transaction, Mr. McGuire received a bonus of 4% of the manufacturing fees (exclusive of direct manufacturing costs and labor), 4% of the license fee, and 4% of the royalties, payable upon receipt of funds by Ecosphere or EES from Hydrozonix. The payment shall continue as long as Ecosphere receives payments.

Ecosphere granted Mr. McGuire 9,000,000 non-qualified options exercisable at $0.4799 per share over a five-year period.  Of the options, 3,000,000 options vested on March 23, 2011, at the time of the execution of the agreement with Hydrozonix, 1,500,000 vested on June 30, 2011 and the balance will vest in equal increments each June 30 and December 31, over the term of the agreement.  The vesting will be accelerated if the Hydrozonix increases its order to twice the minimum in the agreement.

Charles Vinick

Effective January 18, 2011, upon becoming Chief Executive Officer, Mr. Vinick began receiving an annual base salary of $275,000 per year and will receive an annual bonus with the levels to be established by the Board.  No levels have been set for 2011. Additionally, Mr. Vinick was granted 1,000,000 non-qualified options (exercisable at $0.48 per share) over a five-year period.  Of the options, 500,000 vested upon his becoming Chief Executive Officer.  The balance vested, or will vest, in equal increments on June 30, 2011 and December 31, 2011.  Prior to being appointed Chief Executive Officer, Mr. Vinick received an annual salary of $225,000 and was granted 1,000,000 five-year non-qualified stock options exercisable at $0.82 per share for service as Executive Chairman.  Of the options: (i) 250,000 are fully vested and (ii) the remaining were cancelled upon being appointed Chief Executive Officer. As Executive Chairman, Mr. Vinick was to receive an annual bonus equivalent to one percent of the annual growth in EBITDA year-over-year. No bonus was awarded. We also pay travel and related expenses for Mr. Vinick to travel from his California home to our Florida offices.

Adrian Goldfarb

On December 16, 2008, our Board approved a compensation arrangement for Adrian Goldfarb, Ecosphere’s Chief Financial Officer. From February 11, 2008 until December 20, 2008, Mr. Goldfarb was acting as our Chief Financial Officer on behalf of WSR. On December 20, 2008, Mr. Goldfarb became a full-time employee. resigned as president of WSR and relinquished all ownership rights in WSR. Initially, Mr. Goldfarb received an annual base salary of $150,000 per year over a three-year term. On December 22, 2009, the Board approved an increase in Mr. Goldfarb’s base salary to $168,750.  On December 23, 2010, Mr. Goldfarb was granted 500,000 stock options exercisable at $0.48 per share.  Of these options, 375,000 are fully vested and the remaining 125,000 vest on December 31, 2011.

Michael Donn, Sr.

On June 30, 2008, our Board approved a new compensation package for Michael Donn, Sr., our Chief Operating Officer awarding him an annual base salary of $125,000 per year. On December 22, 2009, the Board approved an increase in Mr. Donn’s base salary to $146,250.   On December 23, 2010, Mr. Donn was granted 950,000 stock options exercisable at $0.48 per share.  Of these options, 700,000 are fully vested and the remaining 250,000 vest on December 31, 2011.

Jacqueline McGuire

On June 30, 2008, our Board approved a new compensation package for Jacqueline McGuire, our Senior Vice President of Administration.  Mrs. McGuire received an annual base salary of $85,000 per year.  Additionally, Mrs. McGuire was granted 300,000 stock options exercisable at $0.47 per share, all of which are now vested.  On December 22, 2009, the Board approved an increase in Mrs. McGuire’s base salary to $93,500 and approved a bonus of $5,000. On December 23, 2010, Mrs. McGuire was granted 300,000 stock options exercisable at $0.48 per share.  Of these options, 225,000 are fully vested and the remaining 75,000 vest on December 31, 2011.

Potential Payments Upon Termination or Change in Control

Our executive officers are not subject to any employment agreements and, accordingly, are not presently entitled to severance.

In the event of a merger of Ecosphere with or into another corporation, or a Change of Control (as defined in the Plan), each outstanding stock right under the Plan and generally outside the Plan shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.   In the event that the successor corporation refuses to assume or substitute for the stock rights, the outstanding stock rights will become 100% vested immediately and holders shall have the right to exercise their stock rights as to which it would not otherwise be vested or exercisable.

Insurance Benefits

Ecosphere pays the premiums on a $3 million term life insurance policy owned by Mr. Dennis McGuire with the beneficiaries selected by Mr. McGuire.

Outstanding Equity Awards At 2010 Fiscal Year-End

Listed below is information with respect to unexercised options for each Named Executive Officer as of December 31, 2010. None of the Named Executive Officers held any restricted stock awards as of December 31, 2010.

	OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
	OPTION AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)

Dennis McGuire
	618,750	0		0.83	5/25/11
	2,990,000	0		1.00	11/8/15
	1,247,000	0		0.15	10/9/12
	1,200,000	0		0.28	1/31/11
	800,000	0		0.28	1/31/11
	4,750,000	0		0.30	5/20/13
	2,000,000	0		0.30	5/20/13
	3,300,000	0		0.50	6/17/13
	833,333	1,666,667	(1)	0.47	7/1/14
	1,500,000	0		0.43	12/22/14
	2,666,667	3,333,333	(2)	1.01	4/21/15
Adrian Goldfarb
	133,334	133,334	(3)	0.27	11/22/13
	416,667	83,333	(4)	0.45	7/3/13
	366,667	733,333	(1)	0.47	7/1/14
	183,333	0		0.43	12/22/14
	500,000	0		0.48	12/23/15
Charles Vinick
	166,667	0		0.48	9/3/13
	42,425	0		0.24	2/28/14
	163,265	0		0.47	7/1/14
	58,140	116,279	(5)	0.43	12/21/14
	0	40,323	(6)	1.24	7/1/15
	1,000,000	0		0.82	8/12/15
Michael Donn, Sr.
	200,000	0		1.10	12/31/14
	309,375	0		0.83	5/10/11
	50,000	0		0.44	12/17/11
	285,667	0		0.15	7/31/12
	500,000	0		0.47	6/30/13
	250,000	0		0.43	12/22/14
	0	500,000	(7)	0.48	12/23/15
	450,000	0		0.48	12/23/15
Aaron Horn
———————
(1)	These unvested options vest in equal increments on July 1, 2011 and 2012.

(2)	These unvested options vest in equal increments on June 30th and December 31st, until June 30, 2013.

(3)	These unvested options vest on December 20, 2011.

(4)	These unvested options vested June 30, 2011.

(5)	These unvested options vest in equal increments on December 22, 2011 and 2012.

(6)	These unvested options vested on June 30, 2011.

(7)	These unvested options vest in equal increments on June 30, 2011 and December 31, 2011.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table provides information on stock option exercises and restricted stock award vesting for each of the Named Executive Officers during 2010.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)	Vesting ($)

Dennis McGuire	—	—	—	—
Adrian Goldfarb	200,000	164,117	—	—
Charles Vinick	—	—	—	—
Michael Donn, Sr.	200,000	231,640	—	—
Aaron Horn	—	—	—	—

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the “Dodd-Frank Act,” we are required to include in this Proxy Statement and present at the Annual Meeting a non-binding shareholder vote to approve the compensation of our executives, as described in this Proxy Statement, pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say on pay” vote, gives shareholders the opportunity to approve or not approve the compensation of our executives as disclosed in this Proxy Statement.

This vote will not be binding on our Board and may not be construed as overruling a decision by the Board or creating or implying any change to the fiduciary duties of the Board. The vote will not affect any compensation previously paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation programs is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value.

The Board recommends that you vote “FOR” the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, in addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, we are required this year to include in this Proxy Statement and present at the Annual Meeting a non-binding shareholder vote on whether an advisory vote on executive compensation should be held every year, every two years or every three years.

The Board believes that holding an advisory vote on executive compensation every three years is the optimal interval for conducting and responding to a “say on pay” vote because the compensation plans for our Chief Technology Officer and Chief Executive Officer are three-year plans and it is the Board of Directors’ intention to provide the same three-year term for the compensation plans to be implemented for our other Executive Officers. Thus, shareholders may express their views on Ecosphere’s executive compensation program in the same frequency as the plans are to be reviewed and revised by the Board and management.

Shareholders have the opportunity to choose among four options (holding the advisory vote on executive compensation every year, every two years, every three years or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board and the Compensation Committee may take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that shareholders vote “FOR” a “say on pay” frequency of “EVERY THREE YEARS.”

PROPOSAL 4.  RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Our Board has appointed Salberg & Company, PA, who we refer to as “Salberg,” to serve as our independent registered public accounting firm for the year ending December 31, 2012. This firm has acted as our auditors since August 17, 2007. Selection of Ecosphere’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Ecosphere and its shareholders. If the appointment is not ratified, the Audit Committee will consider its options.

A representative of Salberg is expected to be present at the Annual Meeting. He or she will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” this proposal.

The Audit Committee, which currently consists of D. Stephen Keating (Chairman) and Gene Davis, reviews Ecosphere’s financial reporting process on behalf of the Board, and administers our engagement of the independent registered public accounting firm. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee has met and held discussions with management and Salberg. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and Salberg. The Audit Committee reviewed with Salberg their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

Audit Committee Report

The Audit Committee has:

•	reviewed the audited financial statements with management;

•
met privately with the independent registered public accounting firm and discussed the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board or the PCAOB;

•
received the written disclosures and the letter from the independent registered public accounting firm, as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed their independence with Ecosphere; and

•
in reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

This report is submitted by the Audit Committee.

D. Stephen Keating, Chairman
Gene Davis

The above Audit Committee Report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings that Ecospheres files with the SEC.

It is not the duty of the Audit Committee to determine that Ecosphere’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles or to plan or conduct audits. Those are the responsibilities of management and Ecosphere’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of Ecosphere’s independent registered public accounting firm with respect to such financial statements.

Audit Committee’s Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services on a case by case basis.  In its review of non-audit services, the Audit Committee considers whether the engagement could compromise the independence of our independent registered public accounting firm, and whether the reasons of efficiency or convenience is in our best interest to engage our independent registered public accounting firm to perform the services.

Principal Accountant Fees and Services

Ecosphere’s Audit Committee reviews and approves audit and permissible non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services.  In its review of non-audit service and its appointment of Salberg & Company, P.A. as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining independence.  All of the services provided and fees charged by Salberg & Company, P.A. in 2010 were approved by the Audit Committee.  The following table shows the fees for the year ended December 31, 2010 and for the year ended December 31, 2009.

	2010	2009
Audit Fees (1)	$114,800	$94,000
Audit Related Fees (2)	$1,800	$600
Tax Fees (3)	$0	$0
All Other Fees	$0	$0
Total	$116,600	$94,600
———————
(1)
Audit fees – these fees relate to the audit of our annual consolidated financial statements and internal control over financial reporting and the review of our interim quarterly consolidated financial statements.

(2)	Audit related fees – these fees relate primarily to the auditors’ review of our registration statements and audit related consulting.

(3)	Tax fees – no fees of this sort were billed by Salberg & Company P.A., our principal accountant during 2010 and 2009.

OTHER MATTERS

Ecosphere has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, Ecosphere will cancel your previously submitted proxy.

By the Order of the Board of Directors

November 10, 2011	/s/ Charles Vinick
Charles Vinick
Chief Executive Officer and Chairman of the Board

ECOSPHERE TECHNOLOGIES INC.

ECOSPHERE TECHNOLOGIES, INC.
3515 SE LIONEL TERRACE
STUART, FL 34997

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Charles Vinick 02 Gene Davis 03 D. Stephen Keating 04 Joe Allbaugh 05 Michael Donn, Sr.

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 Advisory vote on executive compensation	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
3 Advisory vote on the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000117063_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

ECOSPHERE TECHNOLOGIES, INC.
Annual Meeting of Shareholders
December 15, 2011 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Charles Vinick and Adrian Goldfarb, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of ECOSPHERE TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 10:00 AM, New York Time on December 15, 2011, at Ecosphere's Headquaters facility located at 3515 S.E. Lionel Terrace, Stuart, Florida 34997, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all of the nominees in Proposal 1, "For" Proposal 2, "For" 3 Years on Proposal 3, "For" Proposal 4 and "For" Proposal 5." If any other business is presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors know of no other business to be presented at the meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000117063_2 R1.0.0.11699